Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
(336) 834-6834

Tanger Factory Outlet Centers Closes on the $282.5 Million Acquisition
of Blackstone Interest in Charter Oak Joint Venture

GREENSBORO, N.C., November 23, 2005, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), today announced it has closed on its $282.5 million acquisition of the remaining two-thirds interest in the Charter Oak joint venture owned by an affiliate of Blackstone Real Estate Advisors.

Funding sources for the acquisition included proceeds from the September 2, 2005 sale of 3,000,000 common shares at $27.09 per share, the November 4, 2005 sale of $250 million of 6.15% senior unsecured notes due November 15, 2015 and the November 14, 2005 issuance of 2,200,000 7.5% Class C preferred shares at a price of $25.00 per share. Excess proceeds from the offerings were used to prepay a $77.4 million mortgage with John Hancock and an associated prepayment premium of $9.4 million on October 3, 2005 and to pay down amounts outstanding on the company’s unsecured lines of credit. The company currently has $150 million in committed unsecured lines of credit with approximately $95 million in current availability. The offerings were made under the company’s shelf registration statement previously declared effective by the Securities and Exchange Commission.

“Our team has done a tremendous job coordinating the funding and closing of this acquisition,” stated Stanley K. Tanger, Founder, Chairman of the Board and Chief Executive Officer of Tanger. “The Charter Oak portfolio, which we will now wholly own, has performed well under our management for the past two years. The nine centers, totaling 3.3 million square feet, are located in high volume resort locations. They are an excellent geographic fit with our existing portfolio and offer considerable opportunities for future growth.”

Compass Advisers, LLP, the New York-based international investment banking partnership, acted as financial advisor to Tanger in acquiring Blackstone's interest in the Charter Oak joint venture and in raising the capital needed to finance the transaction.

The company believes the acquisition will be accretive to its net income and funds from operations during the calendar years 2006 and beyond, however the company expects the accretion generated from the acquisition during the fourth quarter of 2005 will be off-set by the short-term dilutive nature of the offerings described above relative to the timing of the closing on the acquisition.

Based on these facts, as well as the impact of the non-recurring prepayment premium associated with the prepayment of the John Hancock mortgage, Tanger currently believes its net income for 2005 will be between $0.29 and $0.33 per share and its FFO for 2005 will be between $1.66 and $1.70 per share. The company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any sales or acquisitions of properties. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share:

For the twelve months ended December 31, 2005
Low Range  High Range
Estimated diluted net income per share, excluding
gain/loss on the sale of real estate            $ 0.29            $ 0.33
Minority interest, depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures             1.37            1.37
Estimated diluted FFO per share                    $ 1.66         $ 1.70

As it has historically done, the company will be providing earnings guidance for 2006 at the time it issues its 2005 year end earnings press release.

Statements in this news release that are not strictly historical are ``forward-looking'' statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Tanger Factory Outlet Centers, Inc., a fully integrated, self-administered and self-managed publicly traded REIT, presently operates 33 shopping centers in 22 states coast-to-coast, totaling approximately 8.7 million square feet, leased to over 2,000 stores that are operated by over 400 different brand name companies.